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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
dreamlife, inc.:

We consent to incorporation by reference in the registration statement No. 333-94083, on form S-3 of dreamlife, inc. (a development stage enterprise) of our report dated March 30, 2001, relating to the balance sheets of dreamlife, inc. as of December 31, 2000 and 1999, and the related statements of operations, stockholders' (deficit) equity and cash flows for the year ended December 31, 2000 and for the period from April 21, 1999 (inception) to December 31, 1999, which report appears in the December 31, 2000, annual report on Form 10-K of dreamlife, inc.

Our report dated March 30,2001, contains an explanatory paragraph that states that the Company has incurred losses from development stage activities and has a working capital and stockholders' deficiency that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                             /s/ KPMG LLP

New York, New York
April 17, 2001